Exhibit 107.1

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

ERP OPERATING LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	4.650% Notes due 2034	457(r)	$600,000,000	99.659%	$597,954,000	0.00014760	$88,259[1]

Total Offering Amounts						$597,954,000		$88,259

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$88,259

[1]	Calculated in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended.